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                                                                    EXHIBIT 10.2

$5,000,000
                                                             Chantilly, Virginia
                                                             October 17, 1996

                                PROMISSORY NOTE

FOR VALUE RECEIVED, Banner Aerospace, Inc. (the "Maker"), a Delaware corporation, hereby promises to pay to the order of RHI Holdings, Inc. or assigns (the "Holder"), the principal sum of Five Million and No/100 Dollars ($5,000,000) together with interest on the unpaid principal balance at the rate provided below, as follows:

         This Note may be prepaid in whole or in part at any time without penalty.

         Principal and all accrued interest shall be due and payable on demand.

         Interest shall accrue and be due and payable as follows:

         A. Initial Interest Period: Maker has selected an initial "Interest Period" of sixty (60) days. Interest on the outstanding principal balance of the Note during such period shall accrue at the Applicable Rate (as defined below). Such accrued interest shall be due and payable on or before the last day of the initial Interest Period.

         B. Successive Interest Periods: At the end of the initial Interest Period, if there remains an outstanding principal balance under the Note, Maker shall select (on or before the expiration of the expiring Interest Period), an Interest Period of one, two, three or six months in duration. Interest on the outstanding principal balance of the Note during such selected Interest Period shall accrue at the Applicable Rate. Such accrued interest shall be due and payable on or before the last day of the selected Interest Period. On or before the expiration of such selected Interest Period, Maker shall select a succeeding Interest Period (of one, two, three or six months), and the same process shall be repeated.

         C. Selection of Applicable Interest Periods. Maker shall select each applicable Interest Period by notifying Holder in writing (the "Interest Rate Selection Notice") on or before the expiration of the immediately preceding Interest Period. If Maker fails to make such selection in writing within such time period, interest shall continue to accrue at the rate established at the immediately preceding interest period.

         D. Applicable Rate: As used herein, "Applicable Rate" means a rate per annum equal to the sum of the Base Eurodollar Rate determined for the applicable Interest Period, PLUS the Applicable Eurodollar Rate Margin (as defined below), LESS 80 basis points.

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         E.       "Base Eurodollar Rate" means with respect to each Interest
                  Period (i.e., 30, 60, 90 or 180 day interest period), the average of the interest rate per annum at which deposits in Dollars are offered by Citibank and NationsBank in London England to major banks in the London interbank market on the first day of the applicable Interest Period for a period equal to such applicable Interest Period and in an amount substantially equal the outstanding balance under this Note. The Base Eurodollar Rate shall be determined in a manner consistent with the "Base Eurodollar Rate" under the Credit Agreement (as defined below).

         F. The "Applicable Eurodollar Rate Margin" means a margin ranging from 1.50% to 2.75% (to 3% after August 2, 2000) as determined pursuant to the Credit Agreement (as defined below). The Applicable Eurodollar Rate Margin is a function of meeting certain performance levels set forth in Exhibit H of the Credit Agreement. There are six performance levels identified in the Credit Agreement, and the corresponding Applicable Eurodollar Rate Margins are as follows:


                  Performance Level     Applicable Eurodollar Rate Margin
                  -----------------     ---------------------------------
                  Level 1               1.50%
                  Level 2               1.75%
                  Level 3               2.00%
                  Level 4               2.25%
                  Level 5               2.50%
                  Level 6               2.75%

                  provided, however, that during the period commencing on August 2, 2000, the rates set forth under the heading Applicable Eurodollar Rate Margin above shall be increased by 0.25%

         G. "Credit Agreement" means that certain Credit Agreement dated as of July 1, 1996 between Maker and Burbank Aircraft Supply, Inc. (jointly as Borrower), Citicorp USA, Inc. as Administrative Agent and the institutions from time to time parties thereof as Lenders and Issuing Banks.

         H. Contents of Interest Rate Selection Notice. In order to determine the Applicable Rate during each Interest Period, the Interest Rate Selection Notice delivered by Maker to Holder prior to each applicable Interest Period shall contain the following information (certified by an officer of the Maker):

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                  (i)      The selected Interest Period (one, two, three or six
                           months);

                  (ii) The Applicable Rate (determined pursuant to the terms of this Note);

                  (iii) The Base Eurodollar Rate (determined pursuant to the terms of this Note and the Credit Agreement); and

                  (iv) The then current Applicable Eurodollar Rate Margin (determined pursuant to the terms of the Credit Agreement) (specifying which performance level [Levels 1 to 6] is then in effect under the Credit Agreement for purposes of determining the Applicable Eurodollar Rate Margin).

                  The parties acknowledge and agree that the Applicable Rate for the initial Interest Period is 7.20%.


All payments shall be applied first to interest due to the date of such payment and the balance shall be applied to reduce the principal of this Note.

Upon (i) any default in the payment of any installment of interest, principal, or any other sum when due under this Note, which default is not cured within five (5) days; (ii) the happening of any default or event of default as described in any document or instrument executed in connection herewith and the expiration of the applicable notice and cure period, if any, contained therein;
(iii) the death (in the case of a personal guarantor), dissolution, merger, consolidation or termination of existence of Maker or any guarantor hereof; (iv) the application for the appointment of a receiver for any party hereto or the filing of a petition under any provisions of the Bankruptcy Code or Act by or against any party hereto; or (v) any assignment for the benefit of creditors by or against any party hereto, the entire principal sum hereof and accrued but unpaid interest hereon may, at the sole option of the Holder hereof, be declared at once due and payable, time being of the essence of this obligation. Failure of the Holder hereof to exercise this option in the event of any such default or event of default shall not constitute a waiver of the right of the Holder of this Note to exercise the same in the event of a subsequent default or event of default.

During any period of time this Note is in default, this Note and other amounts due under the Loan Agreement shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate set forth above, or the maximum contract rate permitted by law, whichever is less, until paid.

In the event this Note is placed in the hands of an attorney for the purpose of collection, whether or not litigation is involved, Maker agrees to pay all cost and expenses incident thereto, including court cost and reasonable attorneys' fees.

This Note is subject to the express condition that at no time shall Maker be obligated or


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required to pay interest hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum contract rate which is permitted by law. If, by the terms of this Note, Maker is at any time required or obligated to pay interest at a rate in excess of such rate, the maximum contract rate of interest under this Note shall be deemed to be immediately reduced to such maximum contract rate and interest payable hereunder shall be computed at such maximum contract rate and the portion of all prior interest payments in excess of such maximum contract rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and any and all defenses on the grounds of any extension of time for payment which may be granted by the Holder of this Note, or failure to assert any legal right available to the Holder of this Note, and agree to remain bound until the principal sum and interest are paid in full.

This Note is unsecured.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer, as of the day and year first above written.

                             BANNER AEROSPACE, INC.



                             By:
                                     -----------------------------
                                     Name:  Warren D. Persavich
                                     Title: Senior Vice President
                                            and Chief Financial Officer

                             LOAN REQUEST AGREEMENT


Banner Aerospace, Inc., a Delaware corporation, hereby requests the following Loan from RHI Holdings, Inc.:

Loan Amount:      $5,000,000

Borrower:         Banner Aerospace, Inc.

Lender:           RHI Holdings, Inc.

Date of Loan:     October 17, 1996.

Interest Rate:    Borrower shall select interest periods of one, two, three of six months (referred to as the "Interest Period"); with interest (referred to as the "Applicable Rate") during each such Interest Period determined at the Base Eurodollar Rate
                  (as defined in Borrower's Credit Agreement), plus the Applicable Eurodollar Rate Margin (as defined in Borrower's
                  Credit Agreement), less 80 basis points. The attached form of Promissory Note sets forth the terms and conditions of such interest rate calculation.

                  "Borrower's Credit Agreement" means that certain Credit Agreement dated as of July 1, 1996 between Maker and Burbank Aircraft Supply, Inc. (jointly as Borrower), Citicorp USA, Inc. as Administrative Agent and the institutions from time to time parties thereto as Lenders and Issuing Banks.

Initial Interest
Period and
Initial
Applicable
Interest Rate     The initial Interest Period and initial Applicable Rate
                  information are as follows:

                  Initial Interest Period:  60 Days
                  Initial Applicable Rate:  7.20% per annum

                  Back up information:

                           Current Quoted Base Eurodollar Rate: 5.50%
                  +
                           Current Applicable Eurodollar Rate Margin (under Credit Agreement): 2.50%

                  ( - )    80 basis points = Applicable Rate of 7.20% per annum.
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Subsequent
Interest
Periods and
then Applicable
Interest Rates    Per the terms of the attached form of Promissory Note,
                  Borrower shall deliver an Interest Rate Selection Notice for each successive Interest Period, setting forth:

                  (i) The selected Interest Period (one, two, three or six months);

                  (ii) The Applicable Rate (determined pursuant to the terms of the Promissory Note);

                  (iii) The Base Eurodollar Rate (determined pursuant to the terms of the Promissory Note and the Credit Agreement); and

                  (iv) The then current Applicable Eurodollar Rate Margin (determined pursuant to the terms of the Credit Agreement) (specifying which performance level [Levels 1 to 6] is then in effect under the Credit Agreement for purposes of determining the Applicable Eurodollar Rate Margin).

Payment Terms:    Interest is payable on or before the end of each applicable
                  Interest Period. Principal and accrued interest is payable on demand.

Representations:  In order to induce Lender to make the Loan, Borrower hereby represents and warrants as follows:

                  (1) This Loan is at interest rates that are lower than rates which Borrower would currently pay under its revolver (under Borrower's Credit Agreement) inclusive of its non-user fee.

                  (2) This Loan has been approved by Borrower's Board of Directors, as evidenced by the certified resolutions attached hereto as Exhibit A.

                  (3) This Loan will not result in a breach or default under Borrower's Credit Agreement with its Senior Lenders (as in effect on the date hereof) or any other agreements Borrower (or its subsidiaries) is subject to. Borrower shall not enter into any agreement or amendment (or allows any subsidiaries to enter into any agreement or agreement) pursuant to which this Loan would constitute a breach of representation, warranty or covenant.

Conditions of
Loan: This Loan is the first of several loans permissible under a revolving credit facility made available to Borrower by The Fairchild Corporation and RHI Holdings, Inc. The maximum aggregate amount that may be extended by The Fairchild Corporation and

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                  RHI Holdings, Inc. under such credit facility shall not exceed the principal amount of $45,000,000 at any one time. Further, until such time as Borrower's Credit Agreement is amended, the maximum of loans by The Fairchild Corporation and RHI
                  Holdings, Inc. and all other unsecured Indebtedness (as defined in the Credit Agreement) shall not exceed $5,000,000 in the aggregate at any time outstanding.

Use of Proceeds:  Pay-down of revolver under Borrower's Credit Agreement.

Loan documents:   The Loan shall be evidenced by a Promissory Note in the form attached hereto as Exhibit B, payable to RHI Holdings, Inc. or assigns. A breach of any representation, warranty or covenant set forth under this Loan Request Agreement shall constitute a default under the Promissory Note.

IN WITNESS WHEREOF, the undersigned has caused this Loan Request Agreement to be executed by a duly authorized officer, as of the day and year set forth below.

                                        BANNER AEROSPACE, INC.



DATE:                               By:
     --------------------              -----------------------------------
                                            Name:     Warren D. Persavich
                                            Title:    Senior Vice President and
                                                      Chief Financial Officer


Exhibit A:        Certified Resolutions.
Exhibit B:        Form Of Promissory Note.


ACCEPTED AND AGREED

RHI HOLDINGS, INC.

By:
    ---------------------------